CORE LABORATORIES N.V.
2014 LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective as of May 13, 2014)

Performance Share Award
Restricted Share Agreement

(ROIC Based)

THIS AGREEMENT is made as of between Core Laboratories N.V., a Dutch limited liability company (the “Company”), and ____________ (“Participant”) in order to carry out the purposes of the Core Laboratories N.V. 2014 Long-Term Incentive Plan as amended (the “Plan”), by issuing Participant unfunded and unsecured rights to acquire shares of common stock of the Company, subject to certain restrictions, and in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and Participant hereby agree as follows:

I. Definitions

1.1 Definitions
Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all other capitalized terms used in this Agreement, which are not defined below, will have the meanings set forth in the Plan.
(1)    “Agreement” means this Performance Share Award Restricted Share Agreement (ROIC Based) between Participant and the Company.
(2)    “Date of Grant” means, with respect to each grant of Restricted Performance Shares, the applicable Date of Grant set forth on Appendix A of this Agreement.
(3)    “Forfeiture Restrictions” means the Forfeiture Restrictions as set forth in Section 3.1 herein.
(4)    “Good Status” shall mean that there has been no determination (whether orally or in writing, provided that if such determination is oral it shall within thirty (30) days be reduced to writing) by a senior executive officer of the Company that Participant (a) has engaged in gross negligence or willful misconduct in the performance of his or her duties with respect to the Company or any of its subsidiaries (whether or not majority owned directly or indirectly by the Company), (b) has been indicted on a misdemeanor involving moral turpitude or a felony (or a crime of similar import in a foreign jurisdiction), (c) has willfully refused without proper legal reason to perform his or her duties and responsibilities to the Company or any such subsidiary faithfully and to the best of his or her abilities, (d) has breached any material provision of a written employment agreement or corporate policy or code of conduct established by the Company or any such subsidiary, (e) has willfully engaged in conduct that he or she knows or should know is injurious to the Company or any such subsidiary, (f) has failed to meet the performance objectives or standards established for his or her job position by his or her employer, or (g) has violated the United States Foreign Corrupt Practices Act, generally codified in 15 U.S.C. § 78, as amended, or other applicable laws (whether domestic or foreign). For purposes of clause (d) of the preceding sentence, a breach of a material provision of a written employment agreement or corporate policy or code of conduct shall include, but not be limited to, any breach that results in Participant’s Termination of Service.
(5)    “Peer Group” means that group of Companies tracked by Bloomberg as being in the same category as the Company.
(6)    “Performance Criteria” means that the Restricted Performance Shares will vest to the extent the Company’s Return on Invested Capital meets the criteria described in Appendix A to this Agreement at the end of the Performance Period, as published by Bloomberg at the close of the NYSE market on the last day of the Performance Period.
(7)    “Performance Period” means, with respect to each grant of Restricted Performance Shares, the three-year period commencing in January 1, 2017 and ending on Tuesday, December 31, 2019, the last NYSE trading day of the year.
(8)    "Retirement" means voluntary termination of employment by the Participant on or after age 62.
(9)    “Restricted Performance Shares” means the right to acquire Common Shares issued in Participant’s name pursuant to this Agreement, subject to the Forfeiture Restrictions, and as the context may require, any such Common Shares so issued in Participant’s name.
(10)    “Return on Invested Capital” means net operating profit after tax divided by total invested capital.
(11)    “Service” means Participant’s status as an employee in Good Status with the Company or a Subsidiary or a corporation or parent or subsidiary of such corporation assuming or substituting the Restricted Performance Shares.
(12)    “Termination of Service” means a Participant who is employed but not in Good Status or Participant’s separation from service with the Company and its affiliates within the meaning of section 409A(a)(2)(A)(i) of the Code (and applicable administrative guidance thereunder).
(13)    “Vest” means the lapse of the Forfeiture Restrictions with respect to all or a portion of the Restricted Performance Shares.
1.2 Number and Gender
Wherever appropriate herein, words used in the singular will be considered to include the plural, and words used in the plural will be considered to include the singular. The masculine gender, where appearing herein, will be deemed to include the feminine gender where appropriate.
1.3 Headings of Articles and Sections
The headings of Articles and Sections herein are included solely for convenience. If there is any conflict between such headings and the text of this Agreement, the text will control. All references to Articles, Sections, and Paragraphs are to this document unless otherwise indicated.

II. Award of Restricted Performance Shares

2.1 Award of Restricted Performance Shares
Effective as of the Date of Grant, the Company awards to Participant the right to receive, after and to the extent the Forfeiture Restrictions lapse, the number of Common Shares set forth on Appendix A of this Agreement, subject to certain restrictions and shall be herein referred to as the “Restricted Performance

Shares.” The rights awarded to Participant pursuant to this Agreement are unsecured and unfunded rights to receive the Restricted Performance Shares, which rights shall be subject to the terms, conditions, and restrictions set forth in this Agreement and the Plan. Participant hereby accepts the Restricted Performance Shares and agrees with respect thereto to the terms and conditions set forth in this Agreement and the Plan.
2.2 Subsequent Awards
In the sole discretion of the Company, subsequent grants of Restricted Performance Shares to Participant, if any, may be evidenced by amending Appendix A of this Agreement to reflect such subsequent grant. Any such subsequent grant of Restricted Performance Shares shall be issued upon acceptance by Participant and upon satisfaction of the conditions of this Agreement and the Plan. Participant shall accept any such subsequent grant of Restricted Performance Shares when issued and agrees with respect thereto to the terms and conditions set forth in this Agreement and the Plan. Regardless of the number of subsequent grants of Restricted Performance Shares, if any, evidenced by this Agreement, this Agreement shall be interpreted to apply separately to each grant of Restricted Performance Shares.

III. Forfeiture Restrictions

3.1 Forfeiture Restrictions.
(a)    The Restricted Performance Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined). In the event of Participant’s Termination of Service by the Company for Cause or for the Participant's material breach of his Employment Agreement (both as defined in that Employment Agreement), Participant shall, for no consideration, forfeit to the Company all Restricted Performance Shares to the extent then subject to the Forfeiture Restrictions. In addition, in the event the Return on Invested Capital for the Performance Period does not meet the Performance Criteria, Participant shall, for no consideration, forfeit to the Company the Restricted Performance Shares pursuant to the provisions of Section 4.1. The prohibition against transfer and the obligation to forfeit and surrender Restricted Performance Shares to the Company upon (i) Termination of Service by the Company for Cause or for the Participant's material breach of his Employment Agreement or (ii) the Return on Invested Capital for the Performance Period being less than the Performance Criteria are herein referred to as the “Forfeiture Restrictions.”
(b)    The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Performance Shares. The prohibitions of this Section 3.1 shall not apply to the transfer of Restricted Performance Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Performance Shares for all purposes of this Agreement.

IV. Vesting

4.1 Vesting/Lapse of Forfeiture Restrictions
(a)    As soon as administratively practicable after the close of the NYSE market on the last day of the Performance Period, the Committee shall compare the Company’s Return on Invested Capital as compared to the Peer Group’s Return on Invested Capital as published by Bloomberg at the close of the NYSE market on that day. The Committee’s determinations pursuant to the preceding sentence shall be certified by the Committee in writing and delivered to the Secretary of the Company. For purposes of the preceding sentence, certified in writing can be accomplished by e-mail confirmation by all committee members, a unanimous consent signed by all committee members or approved minutes of the Committee meeting in which the certification is made. At the time of such certification and based on the Performance Criteria being met, the Restricted Performance Shares shall fully Vest, it being the intention for the shares to vest, if at all, in the year 2019.
(b)    Notwithstanding any provision of Section 4.1(a) to the contrary, no Restricted Performance Shares shall Vest if there is a Termination of Service prior to the last day of the Performance Period, except as provided in Sections 4.2 and 4.3.
4.2 Acceleration of Vesting Upon Change in Control
In the event of a Change in Control prior to the last day of a Performance Period, all of the Restricted Performance Shares with respect to such Performance Period shall Vest as of the effective date of such Change in Control, measured using the actual result of the Performance Criteria as of the most recent quarter-end.
4.3 Effect of Termination of Service on Vesting.
Upon termination of Participant’s Service for (i) the Participant's death or disability, (ii) termination by the Company without Cause, or (iii) termination by the Participant due to his Retirement from the Company, the Restricted Performance Shares shall not be forfeited, but instead will be deemed to have immediately fully vested, though paid to the Participant only to the extent the Performance Criteria outlined in Appendix "A" to this Agreement are met at the end of the Performance Period.

V. Delivery of Restricted Performance Shares

5.1 Delivery of Restricted Performance Shares
As soon as practicable after the Restricted Performance Shares become Vested, and subject to the tax withholding referred to in Section 7.4, the Company shall deliver to Participant stock certificates, or an equivalent evidence of share ownership, issued in Participant’s name for the number of such Vested Restricted Performance Shares.

VI. Status of Restricted Performance Shares and Restrictions

6.1 Status of Restricted Performance Shares
With respect to the status of the Restricted Performance Shares, at the time of execution of this Agreement Participant understands and agrees to all of the following:
(a)    Participant agrees that the Restricted Performance Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws, whether federal or state.
(b)    Participant agrees that (i) the Company may refuse to register the Restricted Performance Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (ii) the Company may give related instructions to its transfer agent, if any, to stop registration of the Restricted Performance Shares.
6.2 Certificates and Shareholder Rights
Restricted Performance Shares shall not constitute issued and outstanding shares of Common Shares until issued and delivered in accordance with this Agreement and the Plan. Prior to the time the Restricted Performance Shares are issued and delivered, Participant will not have the right to vote any Restricted Performance Shares, to receive or retain any dividends or distributions paid or distributed on issued and outstanding shares of Common Shares or to exercise any other rights, powers and privileges of a shareholder with respect to any Restricted Performance Shares. In accordance with the provisions of Article V, the Company shall deliver to Participant evidence of share ownership, issued in Participant’s name for the number of Restricted Performance Shares that have become Vested.
6.3 Corporate Acts
The existence of the Restricted Performance Share awards shall not affect in any way the right or power of the Supervisory Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding; provided, however, that in the event of a stock split, stock dividend paid in shares, or similar reorganization affecting all or substantially all of the Company’s shares, the Restricted Shares shall similarly and automatically be split or reorganized without further action or decision by the Company or the Committee. The prohibitions of Section 3.1 shall not apply to the transfer of Restricted Share awards pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Performance Shares for all purposes of this Agreement.

VII. Miscellaneous

7.1 Service Relationship
For purposes of this Agreement, any question as to whether and when there has been a Termination of Service, and the cause of such termination, shall be determined by the Committee, and its determination will be final. Without limiting the scope of the preceding sentence, it is expressly provided that Participant shall be considered to have terminated Service at the time of the termination of the “Subsidiary” status under the Plan of the entity or other organization that employs Participant.
7.2 Notices
For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been duly given when personally delivered or (i) if Participant is outside of the United States at the time of transmission of such notice, when sent by courier, facsimile, or electronic mail, and (ii) if Participant is within the United States at the time of transmission of such notice, when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company at its principal executive office and to Participant at the last address filed with the Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address will be effective only upon receipt.
7.3 Restrictions on Transfer of Shares
No Restricted Performance Shares may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of Participant), assigned, pledged, hypothecated, or otherwise disposed of, including by operation of law, in any manner that violates the Forfeiture Restrictions and any other provisions of this Agreement, and, until the date on which such Forfeiture Restrictions lapse, any such attempted disposition shall be void. The Company shall not be required (i) to transfer on its books any shares that will have been transferred in violation of this Agreement or (ii) to treat as owner of such shares, to accord the right to vote as such owner, or to pay dividends to any transferee to whom such shares will have been so transferred.

7.4 Withholding of Tax
To the extent that the receipt of Restricted Performance Shares or the lapse of any Forfeiture Restriction results in compensation income to Participant for federal or state income tax purposes, Participant shall deliver to the Company at the time of such event such amount of money or Common Shares as the Company may require to meet all obligations under applicable tax laws or regulations, and, if Participant fails to do so, the Company is authorized to withhold or cause to be withheld from any cash or Common Shares remuneration then or thereafter payable to Participant for any tax attributable to the Participant required to be withheld by reason of such resulting compensation income.
7.5 No Employment Rights Conferred
No provision of this Agreement shall confer any right upon Participant to continued employment with the Company or any Subsidiary, if applicable.
7.6 Limitation of Rights
No provision of this Agreement shall be construed to give Participant or any other person any interest in any fund or in any specified asset or assets of the Company or a Subsidiary.
7.7 Binding Effect
This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.
7.8 Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of the state of Texas.
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunto duly authorized, and Participant has executed this Agreement, all effective as of the Date of Grant.

CORE LABORATORIES N.V., by its sole managing director, Core Laboratories International B.V.

By: ______________________________________
Name: Jacobus Schouten
Title: Managing Director of Core Laboratories International B.V.

PARTICIPANT

By: ______________________________________

Printed Name: _____________________________

APPENDIX A
Performance Share Award
Restricted Share Agreement
(ROIC Based)

AWARD OF RESTRICTED PERFORMANCE SHARES

Date of Grant	Number of Restricted Performance Shares	Performance Period Begins	Performance Period Ends	Full Vesting Performance Criteria
February 14, 2017	_______	January 1, 2017	December 31, 2019
50% of the award will vest at the end of the Performance Period if the Company is in the top 50th percentile of Return on Invested Capital (ROIC) among the Bloomberg Peer Group, 100% of the award will vest if the Company is in the top 75th percentile of ROIC among the Bloomberg Peer Group and 150% of the award will vest if the Company is in the top 100th percentile (the top performing company) of the Bloomberg Peer Group, all as shown by data published by Bloomberg upon the close of the NYSE market on the last day of the Performance Period. The award will extrapolated on a a straight line basis from the 50th percentile to the 100th percentile. If the minimum criterion is not met, then no shares shall vest and the award hall be forfeited.